Exhibit 10.8

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [****], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Master Outsourcing Agreement

Party A, UNI-ELECTRONICS,INC., and

Party B, MICWARE CO., LTD.,

hereby enter into this Master Outsourcing Agreement (hereinafter referred to as “this Agreement”) pursuant to which Party A commissions Party B to perform all or part of the work to be carried out by Party A or a third party designated by Party A under a contract for work.

Article 1 (Duty of Good Faith)

Party A and Party B shall perform this Agreement in good faith, maintaining a mutual relationship of trust and acting with sincerity.

Article 2 (Commissioning Procedures)

Party A and Party B shall enter into individual contracts for work (hereinafter referred to as “Individual Contracts”) concerning the commissioned work (hereinafter referred to as the “Commissioned Work”) that Party A assigns to Party B.

An Individual Contract shall be established when Party A approves the estimate submitted by Party B, which specifies the work description, deliverables, delivery date, commissioned fee, and other details, and issues a purchase order to Party B with content identical to the estimate.

This Agreement shall apply to all Individual Contracts.

In addition to the terms set forth in this Agreement and Individual Contracts, Party A and Party B may create and exchange documents evidencing mutual agreement (hereinafter referred to as “Separate Agreements”), regardless of their titles such as contracts, agreements, memoranda, etc., to complement or set forth terms different from this Agreement or Individual Contracts.

In the event of any conflict between the provisions of this Agreement or Individual Contracts and those of a Separate Agreement, the provisions of this Agreement or Individual Contract shall be excluded or modified only to the extent necessary to conform with the Separate Agreement.

Article 3 (Content of Commissioned Work)

The commissioned work subject to this Agreement shall be as follows, and the specific details of the Subject Work commissioned by Party A and contracted to Party B shall be specified in the Individual Contracts.

(1)	Analysis and design work of systems operated using electronic computers.

(2)	Program development work of systems operated using electronic computers.

(3)	Other related ancillary work incidental to the foregoing items.

Article 4 (Command and Instructions to Personnel)

Instructions, management, control of working hours, maintenance of corporate order, and other directions related to the performance of work by Party B’s personnel engaged in the execution of the work shall be given by the commanding officer designated by Party B.

Article 5 (Work Location Arrangement)

If, due to confidentiality or operational necessity, it is required that work be performed at locations designated by Party A, Party B’s personnel shall carry out the work under the command and supervision of Party B’s commanding officer.

Article 6 (Application of Rules)

Party B shall apply its work regulations to its personnel regardless of the work location.

When Party B’s personnel carry out work at locations designated by Party A, and where special rules are required for confidentiality or security reasons, Party A and Party B shall consult and establish such rules.

Article 7 (Assignment of Rights and Obligations)

Party B shall not assign or transfer any rights or obligations arising under this Agreement to a third party without prior written consent from Party A. However, this shall not apply if Party A provides such written consent.

Article 8 (Subcontracting)

Party B shall not subcontract all or part of the Commissioned Work specified in this Agreement and the Individual Contracts to any third party. However, this shall not apply if Party B obtains prior consent from Party A.

Article 9 (Confidentiality)

Party B shall not disclose or leak any confidential information concerning Party A or Party A’s business partners obtained in connection with this Agreement, the Individual Contracts, or related or incidental matters to any third party.

The provisions of the preceding paragraph shall survive the termination of this Agreement.

Article 10 (Execution of Commissioned Work)

Party A shall prepare a specification document for the commissioned work (hereinafter referred to as the “Specifications”) to define the details of the work commissioned to Party B, including specifications, deliverables, quality standards, delivery deadlines, and other relevant items. Party B shall complete the work based on this Agreement, the Individual Contracts, and the Specifications.

Even after the establishment of Individual Contracts, Party A may, due to unavoidable circumstances, change the content of the Specifications with Party B’s consent.

Article 11 (Provision of Originals, Materials, Equipment, etc.)

Party A shall promptly lend or provide to Party B any originals, materials, supplies, electronic computers, and related software which Party B requests as necessary for the completion of the Commissioned Work, provided that Party A recognizes the necessity thereof.

When Party B performs work at locations designated by Party A, Party B may request use of the work location, furniture and fixtures, communication facilities, and the like as necessary. The terms of such use shall be determined through separate consultation between Party A and Party B.

In addition to the matters set forth in the preceding paragraphs, Party A shall, to the extent possible, facilitate Party B’s convenience regarding information, materials, and other items necessary for the completion of the Commissioned Work.

Article 12 (Custody and Return of Lent Items)

Party B shall not use originals, materials, or other items lent or provided by Party A pursuant to the preceding Article for any purpose other than the commissioned work entrusted by Party A. Party B shall keep and use such items with the care of a good manager and shall return them to Party A by the deadline specified by Party A, to the extent that it does not interfere with the performance of the commissioned work.

Article 13 (Inspection and Acceptance)

Upon completion of the Commissioned Work, Party B shall deliver the prescribed deliverables to Party A and shall undergo inspection by Party A or a person designated by Party A.

Party A shall conduct the inspection prescribed in the preceding paragraph within the inspection deadline and may request the attendance of Party B if necessary.

Acceptance shall be deemed to occur when the deliverables pass the inspections under paragraphs 1 and 2.

Article 14 (Re-Inspection)

If any deliverables fail the inspection pursuant to Article 13, Paragraph 1, Party B shall, within the inspection deadline or within an additional period separately agreed upon by Party A and Party B, correct the deliverables and undergo a re-inspection by Party A.

The procedures for re-inspection and acceptance of the deliverables shall be governed by the provisions of Article 13 mutatis mutandis.

Article 15 (Change of Delivery Deadline)

If either Party A or Party B, or both, have unavoidable circumstances necessitating a change in the delivery deadline, the Parties shall consult and agree to amend the deadline accordingly.

If Party B finds it difficult to deliver the deliverables by the delivery deadline due to natural disasters or other force majeure events, Party B may request an extension of the delivery deadline from Party A.

If Party A acknowledges the request pursuant to the preceding paragraph as reasonable, Party A shall extend the delivery deadline.

Article 16 (Extension of Inspection Deadline)

If Party A finds it difficult to complete the prescribed inspection within the inspection deadline due to the shortening of the inspection deadline caused by the events set forth in Articles 14 and 15 of this Agreement, Party A may request Party B to extend the inspection deadline, and the extension deadline shall be determined through consultation between Party A and Party B.

Article 17 (Change of Commissioned Fee)

In the cases provided in Article 10, Paragraph 2 and Article 15 of this Agreement, if it becomes necessary to change the commissioned fee or the method of billing, Party A and Party B shall consult and determine the change.

Article 18 (Billing Method)

As a general rule, Party B shall invoice Party A for the commissioned fee only for those deliverables accepted under the provisions of Article 13 of this Agreement.

If it becomes necessary to adopt a billing method different from that provided in the preceding paragraph, Party A and Party B shall consult and specify such method in the Individual Contracts.

Article 19 (Payment Method)

Party A shall make payment to Party B in accordance with the payment terms specified in the Individual Contracts against invoices submitted by Party B pursuant to Article 18 of this Agreement.

Article 20 (Ownership of Rights)

All rights to the deliverables created as a result of Party B’s work (including not only the final deliverables but also intermediate deliverables and all other items created as a result of Party B’s work, hereinafter the same) shall belong to Party A, and copyright shall be transferred from Party B to Party A free of charge.

The rights transferred from Party B to Party A pursuant to the preceding paragraph shall include rights under Articles 27 (right to translation, adaptation, etc.) and 28 (rights of the original author concerning derivative works) of the Copyright Act.

Party B shall not exercise moral rights of authorship with respect to the deliverables.

Party B shall not keep or use all or part of the deliverables or their copies without prior written consent from Party A or a separate agreement with Party A.

Party B shall not disclose the contents of the deliverables to any third party.

Party B shall raise no objection whatsoever even if Party A arbitrarily modifies, changes, or publishes the deliverables at its own responsibility.

For deliverables independently owned by Party B before the request by Party A and without relying on materials provided by Party A, the provisions of paragraphs 1 through 6 shall not apply. However, Party A shall have the right to use the deliverables concerning copyrights and other rights owned by Party B with respect to the deliverables.

Article 21 (Prohibition on Transfer of Deliverables)

Party B shall not provide or transfer all or part of the deliverables to any third party. However, this shall not apply if prior written consent is obtained from Party A.

Article 22 (Defect Warranty)

Party B shall be responsible for repairing free of charge any defects discovered within six months after delivery of the deliverables, provided such defects fall within the scope defined by the finalized specifications and any changes made pursuant to Article 10, Paragraph 2 of this Agreement.

Article 23 (Term of Agreement)

The term of this Agreement shall be one year from the Effective Date. However, if neither Party A nor Party B notifies the other Party in writing of their intention to terminate the Agreement at least two months prior to the expiration of the term, this Agreement shall be automatically extended for an additional year, and the same shall apply thereafter.

Article 24 (Modification, Termination, and Cancellation of the Agreement)

If Party B falls under any of the following circumstances, Party A may terminate all or part of this Agreement or any Individual Contract by written notice:

(1)	Party A recognizes that Party B lacks the technical capability to perform the Commissioned Work;

(2)	Labor disputes or similar events occur involving Party B, making it difficult for Party A to continue performance of this Agreement or any Individual Contract;

(3)	Due to changes in Party B’s shareholders, management, or the resignation of key personnel, Party A recognizes that continuation of this Agreement or any Individual Contract is difficult compared to the past;

(4)	Party B is subject to suspension of banking transactions, attachment, provisional attachment, provisional disposition, forced auction, or other compulsory execution;

(5)	Party B has bankruptcy, corporate reorganization, or similar proceedings filed against it or files for such proceedings itself;

(6)	Party B breaches any provision of this Agreement or any Individual Contract, and despite Party A’s written notice demanding correction, fails to remedy such breach.

If Party A breaches any provision of this Agreement or any Individual Contract, and despite Party B’s written notice demanding correction, fails to remedy such breach, Party B may terminate all or part of this Agreement or any Individual Contract by written notice.

Upon modification, termination, or cancellation of this Agreement, both Party A and Party B shall handle the settlement of debts in good faith based on the principles of Article 1 of this Agreement.

Article 25 (Indemnification)

Both Party A and Party B may claim indemnification for damages caused by the other Party’s breach of contract or by intentional or negligent acts, provided that the amount of indemnification shall not exceed the commissioned fee amount specified in the Individual Contracts.

Article 26 (Set-off)

If Party A has a monetary claim against Party B, Party A may set off such claim against the commissioned fee or other payment obligations owed to Party B up to an equal amount.

Article 27 (Termination of the Agreement)

This Agreement shall terminate under any of the following circumstances:

(1)	Upon expiration of the Contract Term as stipulated in Article 23 of this Agreement;

(2)	When both Party A and Party B mutually agree to terminate this Agreement;

(3)	When terminated for reasons set forth in Articles 24, Paragraphs 1 and 2 of this Agreement.

Individual Contracts shall terminate under any of the following circumstances:

(1)	Upon expiration of the contract term stipulated in the Individual Contract;

(2)	When both Party A and Party B mutually agree to terminate the Individual Contract;

(3)	When terminated for reasons set forth in Articles 24, Paragraphs 1 and 2 of this Agreement.

Upon termination or cancellation of this Agreement or any Individual Contract pursuant to the preceding Paragraphs 1 and 2, Party B shall promptly return all related documents and materials lent or provided pursuant to Article 11 of this Agreement to Party A.

Article 28 (Matters for Consultation)

In the event of any matters not stipulated in this Agreement or any Individual Contract, or if any doubts or ambiguities arise, both Party A and Party B shall consult in good faith and address such matters.

Two copies of this Agreement have been prepared as evidence of the conclusion of this contract, and after being signed and sealed by both Party A and Party B, each party shall retain one copy.

Date: August 18th, 2003

UNI-ELECTRONICS, INC. 2-6-1 Nishishinjuku, Shinjuku-ku, Tokyo, Japan Representative Director [****]	Micware Co., Ltd. Representative Director [****]